Exhibit 10.28
Restricted Share Agreement
VALIDUS HOLDINGS, LTD.
RESTRICTED SHARE AGREEMENT
          THIS AGREEMENT, dated as of _________, 2007, between Validus Holdings, Ltd. (the “Company”), a Bermuda corporation, and            (the “Employee”).
          WHEREAS, the Employee has been granted the following award under the Company’s Amended and Restated 2005 Long Term Incentive Plan (the “Plan”);
          NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the parties hereto agree as follows.
1.	Award of Shares. Pursuant to the provisions of the Plan, the terms of which are incorporated herein by reference, the Employee is hereby awarded Restricted Shares (the “Award”), subject to the terms and conditions of the Plan and those herein set forth. The Award is granted on ________, 2007 (the “Date of Grant”). Capitalized terms used herein and not defined shall have the meanings set forth in the Plan. In the event of any conflict between this Agreement and the Plan, the Plan shall control.
2.	Terms and Conditions. It is understood and agreed that the Award of Restricted Shares evidenced hereby is subject to the following terms and conditions:
(a)	Vesting of Award. Subject to the provisions of this Section 2 below and the other terms and conditions of this Agreement, this Award shall become vested in four (4) equal annual installments, beginning on July 2, 2008 and continuing on July 2 of each of the following three calendar years. All dividends and other amounts receivable in connection with any adjustments to the Shares under Section 4(b) of the Plan shall be subject to the vesting schedule herein and shall be paid to the Employee upon any vesting of the Restricted Shares hereunder in respect of which such dividends or other amounts are payable. Except as otherwise provided in Sections 2 (b) and (c) below, any portion of the Award that is not vested on the date of Termination of Service of the Employee shall be forfeited by the Employee and become the property of the Company. Notwithstanding any provision of the Plan to the contrary, the Employee shall be considered to have incurred a Termination of Service for purposes hereof on the date notice of termination of the Employee’s employment is given either by the Employee or the Company, a Subsidiary or an Affiliate unless the Employee remains actively employed with the Company, a Subsidiary or an Affiliate after such date, in which case a Termination of Service will be deemed to occur hereunder on the date the Employee ceases to be so actively employed.

(b)	The Award shall become fully vested if the Employee is a “Good Leaver”, which means the Employee’s employment has terminated due to one of the following reasons (and no Termination of Service for the purposes of clause 2(a) above shall be deemed to have incurred):

1.	agreed termination of employment;

2.	injury, ill-health, disability or redundancy;

3.	his/her death;

4.	wrongful or unfair dismissal by the relevant “Validus Group Company” (meaning the Company or any of its subsidiaries);

5.	the company in which he/she is employed ceasing to be a Validus Group Company;

6.	the entire or substantially the whole of the business carried on by the Company being transferred to a person other than a Validus Group Company; or

7.	retirement at the normal retirement age of the relevant Validus Group Company or early retirement on the grounds of ill health or with the consent of the board of the relevant Validus Group Company and in accordance with the terms of the pension plan of which the Employee is a member.
(c)	Change in Control. Notwithstanding any provision of this Agreement to the contrary, if, within two years following a Change in Control, the Employee’s employment is terminated by the Company not for Cause, the Award shall become immediately vested in full upon such termination of employment. For purposes of this Agreement, “Change in Control” shall have the meaning set forth in the Plan. For purposes of this Agreement, “Cause” means (a) conviction of the Employee of any criminal offence (other than a motoring offence for which no custodial sentence is given to him) which in the reasonable opinion of the Company demonstrates unsuitability for further employment with the Company; (b) the Employee shall be or become prohibited by law from being a director (applicable only to directors); (c) the Employee shall be guilty of fraud, dishonestly or serious misconduct (which, for the avoidance of doubt, includes any conduct which tends to bring the Company or any Affiliate into disrepute) or shall commit any serious or persistent breach of any of his obligations (for which warnings have been given to the Employee) to the Company or any Affiliate; or (d) the Employee shall be guilty of fraud or wilful default in relation to the Warranties (as defined in the service agreement between the Employee and Talbot Underwriting Services Limited).

(d)	Certificates. Each certificate or other evidence of ownership issued in respect of Restricted Shares awarded hereunder shall be deposited with the Company, or its designee, together with, if requested by the Company, a stock power executed in blank by the Employee, and shall bear a legend disclosing the restrictions on transferability imposed on such Restricted Shares by this Agreement (the “Restrictive Legend”). Upon the vesting of Restricted Shares pursuant to Section 2 hereof and the satisfaction of any withholding tax liability pursuant to Section 5 hereof, the certificates evidencing such vested Shares, not bearing the Restrictive Legend (but still bearing the legend set forth in Section 7(d) below), shall be delivered to the Employee or other evidence of vested Shares shall be provided to the Employee.

(e)	Rights of a Stockholder. Prior to the time a Restricted Share is fully vested hereunder, the Employee shall have no right to transfer, pledge, hypothecate or otherwise encumber such Restricted Share. During such period, the Employee shall have all other rights of a stockholder, including, but not limited to, the right to vote and to receive dividends (subject to Section 2(a) hereof) at the time paid on such Restricted Shares.

(f)	No Right to Continued Employment. This Award shall not confer upon the Employee any right with respect to continuance of employment by the Company nor shall this Award interfere with the right of the Company to terminate the Employee’s employment.
3.	Transfer of Shares. Any vested Shares delivered hereunder, or any interest therein, may be sold, assigned, pledged, hypothecated, encumbered, or transferred or disposed of in any other manner, in whole or in part, only in compliance with the terms, conditions and restrictions as set forth in the governing instruments of the Company, the provisions of this Agreement, applicable federal and state securities laws or any other applicable laws or regulations and the terms and conditions hereof.

4.	Expenses of Issuance of Shares. The issuance of stock certificates hereunder shall be without charge to the Employee. The Company shall pay, and indemnify the Employee from and against any issuance, stamp or documentary taxes (other than transfer taxes) or charges imposed by any governmental body, agency or official (other than income taxes) by reason of the issuance of Shares.

5.	Withholding. No later than the date of vesting of (or the date of an election by the Employee under Section 83(b) of the Code with respect to) the Award granted hereunder, the Employee shall pay to the Company or make arrangements satisfactory to the Committee regarding payment of any federal, state or local taxes of any kind required by law to be withheld at such time with respect to such Award and the Company shall, to the extent permitted or required by law, have the right to deduct from any payment of any kind otherwise due to the Employee, federal, state and local taxes of any kind required by law to be withheld at such time.

6.	Market Stand Off Period. The Employee covenants and agrees that he or she shall not, without the prior written consent of the Company, sell or otherwise dispose of any shares of stock of the Company during such period (a “Market Stand Off Period”) as the Company or its underwriters shall establish in connection with the filing of a registration statement in connection with an initial public offering of the stock of the Company (an “Initial Public Offering”).

7.	Purchase Option. The Employee’s Shares are subject to repurchase as provided below in subsections (a) through (g) below:

(a)	If the Employee’s active service with the Company or a Subsidiary is terminated by the Employee or by the Company for Cause, the Company and/or its designee(s) shall have the option (the “Purchase Option”) to purchase, and if the Purchase Option is exercised, the Grantor (as defined below) shall sell to the Company and/or its assignee(s), all or any portion (at the Company’s option) of the Shares held by the Grantor (such Shares collectively being referred to as the “Purchasable Shares”).

(b)	The Company shall give notice in writing to the Grantor of the exercise of the Purchase Option within one (1) year after the date of Termination of Service of the Employee. Such notice shall state the number of Purchasable Shares to be purchased by the Company and the determination of the purchase price of such Purchasable Shares. If no notice is given within the time limit specified above, the Purchase Option shall be deemed to have terminated.

(c)	The purchase price to be paid for the Purchasable Shares purchased pursuant to the Purchase Option shall be the Book Value (as defined below) per share as of the date of the notice of exercise of the Purchase Option times the number of Shares being purchased. The purchase price for the Purchasable Shares shall be paid in cash or by wire transfer of immediately available funds. The closing of such purchase shall take place at the Company’s principal executive offices within ten (10) days after the purchase price has been determined. At such closing, the Grantor shall deliver to the purchaser(s) the certificates or instruments evidencing the Purchasable Shares being purchased, duly endorsed (or accompanied by duly executed stock powers) and otherwise in good form for delivery, against payment of the purchase price by check of the purchaser(s). In the event that, notwithstanding the foregoing, the Grantor shall have failed to obtain the release of any pledge or other encumbrance on any Purchasable Shares by the scheduled closing date, at the option of the purchaser(s) the closing shall nevertheless occur on such scheduled closing date, with the cash purchase price being reduced to the extent of, and paid to the holder of, all unpaid indebtedness for which such Purchasable Shares are then pledged or encumbered.

(d)	To ensure the enforceability of the Company’s rights hereunder, each certificate or instrument representing Shares shall bear a conspicuous legend in substantially the following form:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN OPTION TO REPURCHASE PROVIDED UNDER THE PROVISIONS OF THE COMPANY’S 2005 LONG TERM INCENTIVE PLAN AND A STOCK OPTION AGREEMENT ENTERED INTO PURSUANT THERETO. A COPY OF SUCH LONG TERM INCENTIVE PLAN AND STOCK OPTION AGREEMENT ARE AVAILABLE UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES.”

(e)	The Company’s rights under this Section 7 shall terminate upon the consummation of an Initial Public Offering.

(f)	“Book Value” shall mean the book value of a Share at the end of the fiscal quarter in which the termination of active service occurs, as determined on a fully diluted basis by the Board of Directors in good faith. Such determination shall be conclusive and binding on all persons.

(g)	“Grantor” shall mean, collectively, the Employee, the Employee’s assignee, the executor or the administrator of the Employee’s estate in the event of the Employee’s death, and the Employee’s legal representative in the event of the Employee’s incapacity.
8.	Forfeiture Upon Breach of Certain Other Agreements. The Employee’s breach of any nonhire, nonentice, confidentiality, assignment of inventions, or other intellectual property agreement that he may be a party to with the Company or a Subsidiary, in addition to whatever other equitable relief or monetary damages that the Company or a Subsidiary may be entitled to, shall result in automatic rescission, forfeiture, cancellation, and return of any Shares (whether or not otherwise vested) held by the Employee or Grantor, and all profits, proceeds, gains, or other consideration received through the sale or other transfer of the Shares shall be promptly returned and repaid to the Company.

9.	Shareholders’ Agreement. If any Restricted Shares are scheduled to vest hereunder at a time when the Company is not a publicly-traded entity and the Employee is not a party to the Shareholders’ Agreement by and among the Company and its shareholders, as the same may be amended from time to time (the “Shareholders’ Agreement”), the Employee shall, as a condition to the Employee’s right to have such Restricted Shares vest, become a party to the Shareholders’ Agreement by execution of a joinder agreement in form and substance satisfactory to the Company.

10.	References. References herein to rights and obligations of the Employee shall apply, where appropriate, to the Employee’s legal representative or estate without regard to whether specific reference to such legal representative or estate is contained in a particular provision of this Agreement.

11.	Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by courier, or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:
If to the Company:
Validus Holdings, Ltd.
Mintflower Place
8 Par-La-Ville Road, Third Floor
Hamilton HMO8 Bermuda
Attn.: Chief Financial Officer

If to the Employee:
At the Employee’s most recent address shown on the Company’s corporate records, or at any other address which the Employee may specify in a notice delivered to the Company in the manner set forth herein.
12.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Bermuda, without giving effect to principles of conflict of laws.

13.	Counterparts. This Agreement may be executed in two counterparts, each of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

VALIDUS HOLDINGS, LTD.
By:
Edward Noonan
Chief Executive Officer and Chairman

[Employee]